Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

NEUROGENE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.000001 par value per share	Rule 457(a)(2)	579,455(3)	$15.10	$8,749,770.50	$147.60 per $1,000,000	$1,291.47

Equity	Common stock, $0.000001 par value per share	Rule 457(a)(4)	2,750,668(5)	$29.41	$80,897,145.88	$147.60 per $1,000,000	$11,940.42

Equity	Common stock, $0.000001 par value per share	Rule 457(a)(6)	173,223(7)	$29.41	$5,094,488.43	$147.60 per $1,000,000	$751.95

Total Offering Amounts					$94,741,404.81		$13,983.84

Total Fee Offsets							—

Net Fee Due							$13,983.84

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.000001 per share (the “Common Stock”), of Neurogene Inc. (f/k/a Neoleukin Therapeutics, Inc.) (the “Registrant”) that become issuable under the Neurogene Inc. 2018 Equity Incentive Plan (the “2018 Plan”), the Neurogene Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and the Neurogene Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the weighted average exercise price of the outstanding options under the 2018 Plan, which was assumed by the Registrant in connection with the merger of a wholly-owned subsidiary of the Registrant with Neurogene Inc. on December 18, 2023, after adjusting for the Registrant’s reverse stock split on December 18, 2023.

(3)	Represents 579,455 shares of Common Stock underlying assumed options under the 2018 Plan.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market (“Nasdaq”) on February 13, 2024.

(5)

Represents 2,237,722 shares of Common Stock initially reserved for issuance under the 2023 Plan and 512,946 additional shares of Common Stock reserved for issuance under the 2023 Plan as a result of the automatic annual increase on January 1, 2024.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on a 15% discount from the average of the high and low sale prices of the Common Stock, as quoted on Nasdaq on February 13, 2024, such discount representing the discount offered under the 2023 ESPP.

(7)	Represents 173,223 shares of Common Stock reserved for issuance under the 2023 ESPP.